EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GENETRONICS BIOMEDICAL CORPORATION,

a Delaware corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, Avtar Dhillon, President and Chief Executive Officer of Genetronics Biomedical Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY,

FIRST: The name of the Corporation is Genetronics Biomedical Corporation (hereinafter the “Corporation”).

SECOND: Pursuant to Section 242 of the Delaware General Corporation Law, the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has duly approved, the amendment to the Certificate of Incorporation of the Corporation, as amended, set forth in this Certificate of Amendment.

THIRD: That Article 4 of the Certificate of Incorporation of the Corporation, as amended, is amended to insert the following paragraph immediately following the last sentence of paragraph two:

“Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment with the Delaware Secretary of State, every four outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock. The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in this Amended and Restated Certificate of Incorporation, as amended. No fractional share shall be issued in connection with the foregoing combination; all shares of Common Stock that are held by a stockholder will be aggregated for purposes of such combination and each stockholder shall be entitled to receive the number of whole shares resulting from the combination of the  shares so aggregated. In lieu of any interest in a fractional share of Common Stock to which a stockholder would otherwise be entitled as a result of the foregoing combination of shares: (1) the Corporation shall, upon the surrender of such stockholder’s stock certificate(s), pay a cash amount to such stockholder equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing sales prices of the Common Stock (as adjusted to reflect the combination of shares effected hereby) for the 20 trading days immediately prior to the Effective Time, as reported by the American Stock Exchange; provided that if such price or prices are not available, or if the stock is no longer traded on the American Stock Exchange, the fractional share payment shall be based on such other price as determined by the Board of Directors of the Corporation; or (2) the Corporation shall arrange for the disposition of fractional interests by those otherwise entitled thereto in the manner described below. The Board of Directors shall determine in its sole and absolute discretion which of the foregoing means shall be utilized for paying to stockholders the value of the fractional shares to which they otherwise would be entitled. If the Corporation arranges for the disposition of fractional interests by those entitled thereto, the aggregate of all fractional shares otherwise issuable to the holder of record of Common Stock shall be issued to Computershare Trust Company, the transfer agent, as agent for the accounts of all holders of record of Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the Common Stock on the American Stock Exchange at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to the holders of record entitled thereto their pro rata share of the net proceeds derived from the sale of the fractional interests.”

FOURTH: That said amendment was duly adopted, in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

IN WITNESS WHEREOF, said Board of Directors of Genetronics Biomedical Corporation have caused this Certificate to be signed by its Chief Executive Officer, Avtar Dhillon, and attested by Peter Kies, its Chief Financial Officer, this 10 day of September, 2004.

GENETRONICS BIOMEDICAL CORPORATION

		By:	/s/ Avtar Dhillon

		Name: Title:	Avtar Dhillon Chief Executive Officer

Attest:

By:	/s/ Peter Kies

Name: Title:	Peter Kies Chief Financial Officer